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                              COUNTY DISPOSAL, INC.
                  C/O CHARTERHOUSE ENVIRONMENTAL CAPITAL GROUP
                         535 MADISON AVENUE - 28TH FLOOR
                            NEW YORK, NEW YORK  10022


May 16, 1995



Mr. Richard T. Kogler
741 Woodlawn Avenue
LaGrange Park, Illinois  60525

Dear Richard:


This letter will serve as our agreement (Agreement) concerning your employment as a senior executive officer of County Disposal, Inc., (CDI). The term of this Agreement shall be for a period of three (3) years beginning on the date you indicate your acceptance at the foot of this letter ("Initial Period of Employment") and shall continue on an at-will basis thereafter (collectively the "Term of Employment").

You agree to spend all of your normal working hours on the business of CDI and to faithfully and competently perform such duties.

SALARY

CDI agrees to pay or cause to be paid to you for your services hereunder during the Term of Employment, a salary of $150,000 per year, payable in installments at least as frequently as monthly and subject to the usual payroll deductions. CDI's obligation to make these payments during the term of this Agreement shall be binding upon the successors and assigns of CDI, including a purchaser of all or substantially all of the assets of CDI.

During the Initial Period of Employment, this Agreement may be terminated by CDI only as follows:

          1.   Upon your death;

          2. If you for any reason become unable to carry out all or substantially all of your duties and remain so incapacitated for a period of six (6) months or more; or

          3. For cause, which shall be defined as whatever acts or omissions a mutually agreeable arbitrator shall determine to be sufficient cause for your dismissal.
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Mr. Richard T. Kogler                  -2-                          May 16, 1995


After the Initial Period of Employment, this Agreement may be terminated by either party with or without cause upon two (2) weeks notice.

CDI may direct that your duties hereunder be performed for and compensation hereunder be paid by, any affiliate or subsidiary of CDI. Additionally, CDI may assign this Agreement in its entirety to any of its subsidiaries or affiliates. If CDI is consolidated with or merged into, or if all or a part of its assets are transferred to another corporation carrying on all or a substantial part of the business of CDI, this Agreement may be assigned to such successor.

STOCK OPTIONS

It is anticipated that you will participate in the following stock options in the same manner as all other senior executive officers of CDI and will be treated similarly as all officers in the event of a public offering of CDI's stock. You will receive options to purchase .5% of the common stock of CDI (as of the date of the equity capitalization of CDI) on the same terms as those contained in the options that are being granted to the other members of operating management contemporaneously herewith. You will also receive options to purchase .25% of the common stock of American Disposal Services, Inc., which, as of the date of this letter, equates to 59,116 shares of common stock, at a price of $.71 per share.

HEALTH INSURANCE, LIFE INSURANCE AND OTHER BENEFITS PROVIDED BY CDI

You and your family will be entitled to participate in the Company's health, disability and life insurance programs during the term of this Agreement. In addition, you shall be entitled to participate in any 401(k), bonus, profit-sharing, defined benefit pension and any other additional compensation plans that CDI may now, or during the term of this Agreement, offer to other senior executive officers.

COMPANY AUTOMOBILE

You will be provided a Company automobile and CDI will pay the insurance and all other operating expenses associated with that vehicle.

INDEMNIFICATION

CDI's Certificate of Incorporation will provide for the indemnification of CDI's officers to the fullest extent permitted by Delaware law.
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Mr. Richard T. Kogler                  -3-                          May 16, 1995


The Agreement supersedes all prior written or oral discussions between CDI and/or American Disposal Services, Inc. and you. If all of the elements of this letter conform with your understanding, please acknowledge in the space provided below and return a copy of the letter to me.

Best regards.

Very truly yours,

COUNTY DISPOSAL, INC.



By:  /s/ David C. Stoller
     ---------------------------
     David C. Stoller, Chairman
     and Chief Executive Officer




I Richard T. Kogler, hereby accept such employment upon the terms and conditions as set forth above.


     /s/ Richard T. Kogler              Date:   5/16/95
     --------------------------------          ----------------------------
     Richard T. Kogler